Exhibit for Item 77M - Mergers

On April 24, 2015, Fidelity Variable Insurance Products Growth Stock Portfolio, a series of Variable Insurance Products Fund II, transferred all of its shares to Fidelity Variable Insurance Products Growth Opportunities Portfolio, a series of Variable Insurance Products Fund III, solely in exchange for shares of and the assumption by Fidelity Variable Insurance Products Growth Opportunities Portfolio of Fidelity Variable Insurance Products Growth Stock Portfolio and such shares of Fidelity Variable Insurance Products Growth Opportunities Portfolio were distributed constructively to shareholders of Fidelity Variable Insurance Products Growth Stock Portfolio in complete liquidation and termination of Fidelity Variable Insurance Products Growth Stock Portfolio. The transaction was approved by the Board on January 20, 2015 and by shareholders of Fidelity Variable Insurance Products Growth Stock Portfolio on March 17, 2015.

On April 24, 2015, Fidelity Variable Insurance Products Growth Strategies Portfolio, a series of Variable Insurance Products Fund III, transferred all of its shares to Fidelity Variable Insurance Products Mid Cap Portfolio, a series of Variable Insurance Products Fund III, solely in exchange for shares of and the assumption by Fidelity Variable Insurance Products Mid Cap Portfolio of Fidelity Variable Insurance Products Growth Strategies Portfolio's liabilities, and such shares of Fidelity Variable Insurance Products Mid Cap Portfolio were distributed constructively to shareholders of Fidelity Variable Insurance Products Growth Strategies Portfolio in complete liquidation and termination of Fidelity Variable Insurance Products Growth Strategies Portfolio. The transaction was approved by the Board on January 20, 2015 and by shareholders of Fidelity Variable Insurance Products Growth Strategies Portfolio on March 17, 2015.